Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

FTD COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0255852
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

FTD COMPANIES, INC. 2013 INCENTIVE COMPENSATION PLAN
FTD COMPANIES, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Robert S. Apatoff
President and Chief Executive Officer
FTD Companies, Inc.
3113 Woodcreek Drive
Downers Grove, Illinois 60515
(Name and address of agent for service)

(630) 719-7800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.0001 par value, to be issued pursuant to the FTD Companies, Inc. 2013 Incentive Compensation Plan	1,200,000	$31.57	$37,884,000	$4,879.46
Common Stock, $0.0001 par value, to be issued pursuant to the FTD Companies, Inc. 2013 Employee Stock Purchase Plan	300,000	$31.57	$9,471,000	$1,219.86
Total	1,500,000	N/A	$47,355,000	$6,099.32

(1)         In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of common stock, $0.0001 par value per share, of the Registrant (the “Common Stock”) that may be issuable as a result of a stock split, stock dividend or similar transaction under the FTD Companies, Inc. 2013 Incentive Compensation Plan (the “2013 ICP”) and the FTD Companies, Inc. 2013 Employee Stock Purchase Plan (the “2013 ESPP”), respectively.

(2)         Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act, on the basis of the average of the high and low sale prices per share of Common Stock on November 4, 2013, as reported on the Nasdaq Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

FTD Companies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Securities and Exchange Commission (the “Commission”):

(a)                                 The Registrant’s effective Registration Statement on Form 10 (File No. 001-35901) initially filed with the Commission on April 30, 2013, as amended by Amendment No. 1 filed on July 1, 2013, Amendment No. 2 filed on August 6, 2013, Amendment No. 3 filed on August 29, 2013, Amendment No. 4 filed on September 9, 2013, Amendment No. 5 filed on September 13, 2013 and Amendment No. 6 filed on September 30, 2013 (the “Form 10”);

(b)                                 The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed with the Commission on November 6, 2013; and

(c)                                  The description of the Common Stock contained in the Registrant’s information statement, filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports, provided that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statutory provisions referred to below, the Registrant’s Certificate of Incorporation (as defined below) and Bylaws (as defined below), and the contracts referred to below. The Registrant’s Certificate of Incorporation provides that it will indemnify its officers and directors to the fullest extent authorized or permitted by Delaware law.

Delaware General Corporation Law.  Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may also indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity for such action or suit by or in the right of the corporation may include expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (4) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation.  The Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that none of its directors will be liable to the Registrant or any of its stockholders for monetary damages for a breach of fiduciary duty, except in the circumstances outlined in the preceding paragraph. The Certificate of Incorporation further provides that it will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Registrant and will inure to the benefit of his or her heirs, executors and personal or legal representatives; provided that, except for proceedings to enforce rights to indemnification, the Registrant will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Registrant’s board of directors. The right to indemnification conferred by the Certificate of Incorporation includes the right to have paid by the Registrant the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

Bylaws.  Pursuant to the Registrant’s Second Amended and Restated Bylaws (“Bylaws”), the Registrant will, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Additionally, the Bylaws provide that the Registrant will, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant; except that no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Insurance.  All of the Registrant’s directors and officers are covered by insurance policies maintained and held in effect by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Indemnification Agreements.  The Registrant expects to enter into indemnification agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of FTD Companies, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report for the quarter ended September 30, 2013, filed with the Commission on November 6, 2013)

4.2

Second Amended and Restated Bylaws of FTD Companies, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report for the quarter ended September 30, 2013, filed with the Commission on November 6, 2013)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included with signature page)

99.1

FTD Companies, Inc. 2013 Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.5 to Amendment No. 6 to the Registrant’s Registration Statement on Form 10 filed with the Commission on September 30, 2013)

99.2	FTD Companies, Inc. 2013 Employee Stock Purchase Plan*

* Filed herewith.

Item 9. Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, on this 7th day of November, 2013.

FTD COMPANIES, INC.

By:	/s/ Robert S. Apatoff
Robert S. Apatoff
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, the undersigned hereby constitute and appoint Robert S. Apatoff, Becky A. Sheehan and Scott D. Levin and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Robert S. Apatoff	President, Chief Executive Officer and Director	November 7, 2013
Robert S. Apatoff	(Principal Executive Officer)

/s/ Becky A. Sheehan	Executive Vice President and Chief Financial Officer	November 7, 2013
Becky A. Sheehan	(Principal Financial and Accounting Officer)

/s/ Robert Berglass	Chairman of the Board of Directors	November 7, 2013
Robert Berglass

/s/ James T. Armstrong	Director	November 7, 2013
James T. Armstrong

/s/ Joseph Harch	Director	November 7, 2013
Joseph Harch

/s/ Dennis Holt	Director	November 7, 2013
Dennis Holt

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of FTD Companies, Inc. (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report for the quarter ended September 30, 2013, filed with the Commission on November 6, 2013)

4.2

Second Amended and Restated Bylaws of FTD Companies, Inc. (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report for the quarter ended September 30, 2013, filed with the Commission on November 6, 2013)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included with signature page)

99.1

FTD Companies, Inc. 2013 Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.5 to Amendment No. 6 to the Registrant’s Registration Statement on Form 10 filed with the Commission on September 30, 2013)

99.2	FTD Companies, Inc. 2013 Employee Stock Purchase Plan*

* Filed herewith.